UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 13, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Reference is made to our Current Report on Form 8-K filed September 18, 2006, in which we stated that in response to changing facts and circumstances, Ford committed to an acceleration of its previously announced restructuring plan (referred to as our Way Forward plan), which accelerated plan was described therein. We also stated that neither the costs nor the cash expenditures, primarily for personnel separations, associated with these new and accelerated actions could at that time be reasonably estimated. We have now estimated the following life-time costs for such restructuring actions (in millions):

Jobs Bank Benefits* and personnel-reduction programs	$5,960
Pension curtailment charges	2,741
Fixed asset impairment charges	2,200
U.S. plant idlings (primarily fixed-asset write-offs)	281
Total	$11,182

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* As defined in Note 17 of the Notes to the Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

Of the total $11,182 million of estimated costs, $9,982 million has been accrued in 2006 and the balance, which is primarily related to salaried personnel-reduction programs, is expected to be accrued in the first quarter of 2007. We expect a curtailment gain for other postretirement employee benefit obligations related to hourly personnel separations that occur in 2007, which gain we expect to record in 2007. Of the costs estimated above, those relating to Job Bank Benefits and personnel-reduction programs also constitute cash expenditure estimates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: February 28, 2007	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary